Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated May 7, 2013, except for the effects of the earnings per share revision described in Note 3, as to which the date is June 14, 2013, and except for the effects of the restatement described in Note 2 and the stock split described in Note 21, as to which the date is July 29, 2013, relating to the financial statements, which appears in Stock Building Supply Holdings, Inc.’s registration statement on Form S-1 (No. 333-189368).

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Raleigh, NC

August 14, 2013